Exhibit 99.1

1099 Helmo Avenue N
Suite 250
Contact	Danny Zheng, Chief Financial Officer	Oakdale, MN 55128-3414
	Imation Corp.	www.imation.com
Phone: 651-704-4311
Email: dzheng@imation.com

Imation Corp. Announces Closing of Nexsan Transaction

OAKDALE, Minn. – January 23, 2017 – Imation Corp. (“Imation”) (NYSE: IMN) today announced that its transaction with NXSN Acquisition Corp. (“NXSN”), an affiliate of Spear Point Capital Management LLC (“Spear Point”), pursuant to which all of the issued and outstanding common stock of Nexsan Corporation (“Nexsan”) was sold to NXSN, has closed. Imation’s leaders Bob Fernander, its Interim Chief Executive Officer, and Geoff Barrall, its Chief Technology Officer, will continue to run the Nexsan business as Chief Executive Officer and Chief Technology Officer of Nexsan, respectively, and will have seats on the new Nexsan board. The transaction is designed to enhance Nexsan’s plans for both organic and inorganic growth, as Nexsan will be infused with up to $10 million in fresh private equity capital. The transaction is a strategic final step in the restructuring plan of Imation, which received 50% of the issued and outstanding common stock of NXSN and a $25 million senior secured convertible promissory note, by providing for third-party investment in the Nexsan business to enhance Nexsan’s growth and support its recent product developments. This investment provides value for Imation stockholders by eliminating Imation’s need to make this investment in Nexsan itself while preserving the potential for equity value upside from Nexsan’s ongoing development and market penetration.

As a result of the deal, Nexsan plans to make additional investments in sales, marketing and geographic expansion. Nexsan is continuing its 100 percent channel model worldwide, and will increase account coverage, including channel assistance and marketing initiatives in order to drive growth and customer adoption. Over the last year, Nexsan has stabilized its revenue and we expect it will continue to grow following the closing of the transaction.

About Imation

Imation (IMN) is a holding company involved in asset management. Imation’s partially-owned Nexsan subsidiary is engaged in the global enterprise data storage business. At the corporate level, Imation continues to seek and explore new opportunities to enable us to pursue a diverse range of strategic business opportunities and deploy excess cash.

About Nexsan

Nexsan™ is leading the way in redefining unified storage. The company has been at the forefront in developing world-class storage technologies that are focused on the critical needs of our customers. Nexsan Unity™ is the first enterprise-class unified storage solution to incorporate secure file sync and share in a single platform. Nexsan Assureon™ delivers secure archive storage for the most compliant of industries and our renowned E-Series is the storage backbone of many data centres around the world due to its high performance, reliable, high density storage. Nexsan is headquartered in Campbell, CA. For more information, please visit: www.nexsan.com.

1

Nexsan, the Nexsan logo, Connected Data, the Connected Data logo, Transporter, E-Series, NST, AutoMAID, Assureon and Unity are trademarks or registered trademarks of Nexsan Corporation. All other trademarks are property of their respective owners.

About Spear Point

Spear Point is a deep value investor focused on special situations. Our investment strategy combines intensive due diligence, an active role in addressing corporate governance and strategy, and a highly concentrated portfolio, in order to create superior value in our portfolio companies. For more information, visit www.spearpointllc.com.

Trademarks and Tradenames

This press release includes trademarks and tradenames owned by the company and its subsidiaries, including “Imation”, “Nexsan”, “E-Series” and “UNITY”. Solely for convenience, these trademarks or tradenames appear without the ® or ™ symbols, but such references are not intended to indicate in any way that the company will not assert, to the fullest extent, our rights to use these trademarks and tradenames.

Forward Looking Statements

This press release may include “forward looking statements” within the meaning of the “safe harbor” provisions of the United Stated Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. Words such as “expects”, “believes”, “anticipates”, “intends”, “estimates”, “seeks” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements with respect to the Nexsan transaction, the Nexsan business and the value of both to Imation and its stockholders are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. These factors include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against Imation or others in connection with the Nexsan transaction; (2) the risk that the transaction disrupts current plans and operations as a result of the announcement and consummation thereof; (3) the ability to recognize the anticipated benefits of the transaction; (4) costs related to the transactions; (5) changes in applicable laws or regulations; and (6) other risks and uncertainties indicated from time to time in filings with the SEC by Imation. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Imation undertakes no obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

2